EXHIBIT 6
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                   STOCK PURCHASE AGREEMENT AND PLAN OF MERGER

                                  by and among

                       TYCO HEALTHCARE RETAIL GROUP, INC.

                       TYCO HEALTHCARE ACQUISITION CORP.,

                           PARAGON TRADE BRANDS, INC.,

                          PTB ACQUISITION COMPANY, LLC,

                          CO-INVESTMENT PARTNERS, L.P.,

                       ONTARIO TEACHERS PENSION PLAN BOARD

                                       and

                          CITICORP NORTH AMERICA, INC.

                                    including

                                    GUARANTEE

                                       of

                             TYCO INTERNATIONAL LTD.


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                                December 3, 2001

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                                TABLE OF CONTENTS

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                                                                            ----


ARTICLE 1       SALE AND PURCHASE OF SELLERS' SHARES...........................7
         1.1      Sale of Sellers' Shares......................................7
         1.2      Payment of Per Share Purchase Price..........................7
         1.3      Delivery of Seller Shares....................................7
         1.4      Closing......................................................7
         1.5      Seller's Representative......................................8


ARTICLE 2       THE MERGER.....................................................8
         2.1      The Merger...................................................8
         2.2      Effective Time...............................................8
         2.3      Certificate of Incorporation.................................9
         2.4      By-laws......................................................9
         2.5      Directors and Officers.......................................9


ARTICLE 3       CONVERSION OF SECURITIES.......................................9
         3.1      Merger Sub Common Stock......................................9
         3.2      Common Stock.................................................9
         3.3      Treasury Stock..............................................10
         3.4      Options.....................................................10
         3.5      Dissenting Shares...........................................11
         3.6      Exchange of Company Capital.................................11
         3.7      No Further Ownership Rights in Common Stock.................12
         3.8      No Liability................................................12
         3.9      Withholding Rights..........................................12


ARTICLE 4       INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH SELLER......12
         4.1      Authorization...............................................12
         4.2      Title to Shares.............................................13
         4.3      Governmental Approval.......................................13
         4.4      Organization................................................13


ARTICLE 5       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................14
         5.1      Organization and Qualification; Subsidiaries................14
         5.2      Certificate of Incorporation and By-laws....................14
         5.3      Capitalization..............................................14
         5.4      Authorization; Binding Agreement............................15
         5.5      Noncontravention............................................16
         5.6      Governmental Approvals......................................16
         5.7      SEC Filings; Financial Statements; Regulatory Filings.......17

                                        i

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                                TABLE OF CONTENTS
                                   (continued)

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         5.8      Absence of Certain Changes or Events........................17
         5.9      No Undisclosed Liabilities..................................18
         5.10     Absence of Litigation.......................................18
         5.11     Material Contracts..........................................18
         5.12     Absence of Questionable Payments............................19
         5.13     Interest Rate and Foreign Exchange Contracts................20
         5.14     Compliance; Permits.........................................20
         5.15     Taxes.......................................................21
         5.16     Employee Benefit Plans; Employment Agreements...............22
         5.17     Environmental Matters.......................................26
         5.18     Intellectual Property.......................................28
         5.19     Certain Intellectual Property Agreements....................29
         5.20     Title to Property...........................................29
         5.21     Employment and Labor Matters................................30
         5.22     Insurance...................................................30
         5.23     Restrictions on Business Activities.........................31
         5.24     Interested Party Transactions...............................31
         5.25     Finders and Investment Bankers..............................31

ARTICLE 6       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......31
         6.1      Organization and Qualification; Subsidiaries................31
         6.2      Authority Relative to this Agreement........................32
         6.3      No Conflicts; Required Filings and Consents.................32
         6.4      Brokers.....................................................33
         6.5      Ownership of Parent and Merger Sub; No Prior Activities.....33
         6.6      Funds.......................................................33
         6.7      Purchase for Investment.....................................33
         6.8      No Vote Required............................................33


ARTICLE 7       COVENANTS OF THE SELLERS AND THE COMPANY......................34
         7.1      Agreements Relating to Sellers..............................34
         7.2      Conduct of Business by the Company..........................35
         7.3      Access and Information......................................37
         7.4      No Solicitation.............................................38
         7.5      OTTPPB Certificate..........................................39


ARTICLE 8       OTHER AGREEMENTS..............................................40
         8.1      Reasonable Efforts; Additional Actions......................40
         8.2      Notification of Certain Matters.............................41
         8.3      Public Announcements........................................41
         8.4      Indemnification and Insurance...............................41

                                     - ii -

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                                TABLE OF CONTENTS
                                   (continued)

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         8.5      Accountant's Letter.........................................43
         8.6      Obligations of Merger Sub...................................43
         8.7      Employee Matters............................................43
         8.8      Warrants....................................................45
         8.9      Certain Employees...........................................45
         8.10     SAP Settlement Agreements...................................45


ARTICLE 9       CONDITIONS....................................................45
         9.1      Conditions to Closing of Sale Transaction Obligations.......45
         9.2      Conditions to Obligation of Parent and Merger Sub...........46
         9.3      Conditions to Obligations of Sellers........................49
         9.4      Conditions to Consummation of the Merger....................50


ARTICLE 10      TERMINATION...................................................50
         10.1     Termination.................................................50
         10.2     Effect of Termination.......................................51


ARTICLE 11      MISCELLANEOUS.................................................52
         11.1     Certain Definitions.........................................52
         11.2     Amendment and Modification..................................53
         11.3     Waiver of Compliance; Consents..............................54
         11.4     Notices.....................................................54
         11.5     Payments....................................................56
         11.6     Assignment..................................................56
         11.7     Expenses....................................................56
         11.8     Effectiveness of Representations, Warranties
                  and Agreements; Survival....................................57
         11.9     GOVERNING LAW...............................................57
         11.10    Jurisdiction................................................57
         11.11    Counterparts................................................57
         11.12    Interpretation..............................................57
         11.13    Entire Agreement............................................57
         11.14    No Third Party Beneficiaries................................57
         11.15    WAIVER OF JURY TRIAL........................................58
         11.16    Performance of Obligations..................................58

                   STOCK PURCHASE AGREEMENT AND PLAN OF MERGER

         STOCK PURCHASE AGREEMENT AND PLAN OF MERGER dated as of December 3, 2001 (the "AGREEMENT") by and among TYCO HEALTHCARE RETAIL GROUP, INC. ("PARENT"), a Delaware corporation and an indirect wholly-owned subsidiary of TYCO INTERNATIONAL LTD. ("GUARANTOR"), a Bermuda company, TYCO HEALTHCARE ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER Sub"), PARAGON TRADE BRANDS, INC., a Delaware corporation (the "COMPANY"), PTB ACQUISITION COMPANY, LLC, a Delaware limited liability company ("PTB ACQUISITION"), CO-INVESTMENT PARTNERS, L.P., a Delaware limited partnership ("CIP"), ONTARIO TEACHERS PENSION PLAN BOARD, a non-share capital corporation continued under Teachers' Pension Act, R.S.O., 1990 Chapter T.1 ("OTTPPB"), and CITICORP NORTH AMERICA, INC., a Delaware corporation ("CITICORP"). Merger Sub and the Company are sometimes collectively referred to herein as the "CONSTITUENT CORPORATIONS."

         WHEREAS, PTB Acquisition, CIP, OTTPPB and Citicorp (together, "SELLERS") own beneficially and of record, in the aggregate, in excess of 96% of the outstanding shares of common stock, par value $.01 per share (the "COMMON STOCK"), of the Company;

         WHEREAS, Sellers desire to sell all of their shares (the "SELLER SHARES") of the Company's Common Stock to Merger Sub, and Merger Sub desires to purchase such shares upon the terms and conditions of this Agreement (the sale and purchase of the Seller Shares being referred to herein as the "SALE TRANSACTION");

         WHEREAS, the respective boards of directors or analogous governing bodies of Parent, Merger Sub, each Seller and the Company have approved this Agreement pursuant to which, among other things, immediately following the closing of the Sale Transaction, Merger Sub will be merged with and into the Company (the "MERGER") on the terms and conditions contained herein and in accordance with Section 253 of the General Corporation Law of the State of Delaware (the "DGCL");

         WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee all the representations, warranties, covenants, agreements and other obligations of Parent and Merger Sub in this Agreement (the "GUARANTEE"); and

         WHEREAS, Parent, Merger Sub, Sellers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Sale Transaction and the Merger (the "CONTEMPLATED TRANSACTIONS") and to prescribe various conditions to the consummation thereof.

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         DEFINITIONS:
         -----------

         "2001 BONUS PAYMENT DATE" is defined in Section 8.7(g).

         "2001 COMPANY BALANCE SHEET" is defined in Section 5.9.

         "ACQUISITION PROPOSAL" is defined in Section 7.4(a).

         "AFFILIATE PLAN" is defined in Section 5.16(a).

         "AFFILIATE" is defined in Section 11.1(a).

         "AGREEMENT" is defined in the preamble.

         "ALTERNATIVE TRANSACTION" is defined in Section 7.4(c).

         "BENEFITS CONTINUATION PERIOD" is defined in Section 8.7(a).

         "BONUS PLAN" is defined in Section 8.7(g).

         "BUSINESS DAY" is defined in Section 11.1(b).

         "CERCLA" is defined in Section 5.17(f)(ii).

         "CERTIFICATE" is defined in Section 3.2.

         "CERTIFICATE OF MERGER" is defined in Section 2.2.

         "CIP" is defined in the preamble.

         "CIP SHARES" is defined in Section 1.2.

         "CITICORP" is defined in the preamble.

         "CITICORP SHARES" is defined in Section 1.2.

         "CLOSING" is defined in Section 1.4.

         "CLOSING DATE" is defined in Section 1.4.

         "COBRA" is defined in Section 5.16(b).

         "CODE" is defined in Section 5.16(a).

         "COMMON STOCK" is defined in the recitals.

         "COMPANY" is defined in the preamble.

         "COMPANY CHARTER DOCUMENTS" is defined in Section 5.2.

         "COMPANY EMPLOYEE" is defined in Section 8.7(a).

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         "COMPANY EMPLOYEE PLANS" is defined in Section 5.16(a).

         "COMPANY INTELLECTUAL PROPERTY ASSETS" is defined in Section 5.18(a).

         "COMPANY PERMITS" is defined in Section 5.14(c).

         "COMPANY SEC DOCUMENTS" is defined in Section 5.8.

         "CONFIDENTIALITY AGREEMENT" is defined in Section 7.3.

         "CONSTITUENT CORPORATIONS" is defined in the preamble.

         "CONTEMPLATED TRANSACTIONS" is defined in the recitals.

         "CONTRACTS AND OTHER AGREEMENTS" is defined in Section 5.5.

         "CONTROL" is defined in Section 11.1(c).

         "COVERED PERSONS" is defined in Section 8.4(c).

         "D&O INSURANCE" is defined in Section 8.4(d).

         "DGCL" is defined in the recitals.

         "DEFINITIVE CERTIFICATE OF MERGER" is defined in Section 9.3(e).

         "DISSENTING HOLDER" is defined in Section 3.5.

         "DISSENTING SHARES" is defined in Section 3.5.

         "DOL" is defined in Section 5.16(a).

         "EFFECTIVE TIME" is defined in Section 2.2.

         "EMPLOYEE OPTION PLAN" is defined in Section 3.4.

         "ENVIRONMENTAL CLAIM" is defined in Section 5.17(f)(i).

         "ENVIRONMENTAL LAWS" is defined in Section 5.17(f)(ii).

         "ERISA" is defined in Section 5.16(a).

         "EXCHANGE ACT" is defined in Section 5.7(a).

         "GAAP" is defined in the Section 5.7(b).

         "GOODBABY" is defined in Section 9.2(k)(iii).

         "GOODBABY DOCUMENTS" is defined in Section 11.1(d).

         "GOVERNMENTAL ENTITY" is defined in Section 5.6.

         "GUARANTEE" is defined in the recitals.

         "GUARANTOR" is defined in the preamble.

         "GUARANTOR MATERIAL ADVERSE EFFECT" is defined in Section 6.1.

         "HSR ACT" is defined in Section 5.6.

         "INDEMNIFIED PARTIES" is defined in Section 8.4(b).

         "INTELLECTUAL PROPERTY ASSETS" is defined in Section 5.18(a).

         "IRS" is defined in Section 5.16(b).

         "ISO" is defined in Section 5.16(c).

         "JOINT VENTURES" is defined in Section 11.1(e).

         "KNOWLEDGE" is defined in Section 11.1(f).

         "LEGAL REQUIREMENTS" is defined in Section 5.5.

         "LIENS" is defined in Section 11.1(g).

         "MABESA" is defined in Section 9.2(k)(i).

         "MABESA DOCUMENTS" is defined in Section 11.1(h).

         "MARIN" is defined in Section 11.1(h).

         "MATERIAL ADVERSE EFFECT" is defined in Section 11.1(i).

         "MATERIALS OF ENVIRONMENTAL CONCERN" is defined in Section
         5.17(f)(iii).

         "MATERIAL CONTRACTS" is defined in Section 5.11(b).

         "MERGER" is defined in the recitals.

         "MERGER CONSIDERATION" is defined in Section 3.6(a).

         "MERGER FILING" is defined in Section 2.2.

         "MERGER SUB" is defined in the preamble.

         "NON-COMPETITION AGREEMENT" is defined in Section 5.16(h).

         "NON-EMPLOYEE DIRECTOR OPTION PLAN" is defined in Section 3.4(a).

         "NON-U.S. MONOPOLY LAWS" is defined in Section 5.6.

         "NON-U.S. PLAN" is defined in Section 5.16(a)

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         "OPTION" is defined in Section 3.4(a).

         "OPTION HOLDER" is defined in Section 3.4(a).

         "OPTION PLANS" is defined in Section 3.4(a).

         "ORDERS" is defined in Section 5.10.

         "OSHA" is defined in Section 5.17(f)(ii).

         "OTTPPB" is defined in the preamble.

         "OTTPPB SHARES" is defined in Section 1.2.

         "PARENT" is defined in the preamble.

         "PAYING AGENT" is defined in Section 3.6(a).

         "PBGC" is defined in Section 5.16(b).

         "PCBS" is defined in Section 5.17(d).

         "PERSON" is defined in Section 11.1(j).

         "PMI" is defined in Section 8.9.

         "POST-BANKRUPTCY COMPANY SEC DOCUMENTS" is defined in Section 5.7(a).

         "PRICE PER SHARE" is defined in Section 1.1.

         "PTB ACQUISITION" is defined in the preamble.

         "PTBI" is defined in Section 9.2(k)(iv).

         "PTB ACQUISITION SHARES" is defined in Section 1.2.

         "RCRA" is defined in Section 5.17(f)(ii).

         "REGISTRATION RIGHTS AGREEMENT" is defined in Section 7.1(b).

         "REGULATORY AGENCY" is defined in Section 5.7(c).

         "RESPONSIBLE EMPLOYEES" is defined in Section 11.1(f).

         "SALE TRANSACTION" is defined in the recitals.

         "SAP SETTLEMENT AGREEMENTS" is defined in Section 5.19.

         "SEC" is defined in Section 5.7(a).

         "SECURITIES ACT" is defined in Section 4.2(a).

         "SELLERS" is defined in the recitals.

         "SELLER SHARES" is defined in the recitals.

         "SELLING PARTIES" is defined in Section 10.1(d).

         "SHAREHOLDER AGREEMENT" is defined in Section.7.1(a).

         "SSB" is defined in Section 5.25.

         "STRONGER" is defined in Section 9.2(k)(ii).

         "STRONGER DOCUMENTS" is defined in Section 11.1(k).

         "STRONGER SHAREHOLDER AGREEMENT" is defined in Section 11.1(k).

         "SUBSIDIARY" is defined in Section 11.1(l).

         "SUBSIDIARY DOCUMENTS" is defined in Section 5.2.

         "SURVIVING CORPORATION" is defined in Section 2.1.

         "TAX" is defined in Section. 5.15(b).

         "TAX RETURN" is defined in Section 5.15(b).

         "TERMINAL DATE" is defined in Section 10.1(b)(ii).

         "TERMINATING BREACH" is defined in Section 10.1(e).

         "TERMINATING MISREPRESENTATION" is defined in Section 10.1(d).

         "THIRD PARTY" is defined in Section 7.4(c).

         "THIRD PARTY INTELLECTUAL PROPERTY ASSETS" is defined in Section
         5.18(c).

         "TREASURY SHARES" is defined in Section 3.3.

         "TSCA" is defined in Section 5.17(f)(ii).

         "WARRANTS" is defined in Section 5.3(a).

         "WARRANT AGREEMENT" is defined in Section 5.3(a).

         "ZAPATA" is defined in Section 9.2(k)(vi).

                                    ARTICLE 1

                      SALE AND PURCHASE OF SELLERS' SHARES

         1.1 SALE OF SELLERS' SHARES. At the Closing and subject to the terms and conditions of this Agreement, (i) each Seller shall sell to Merger Sub all of the shares of Common Stock held of record by such Seller, and (ii) Merger Sub shall purchase from each Seller all such Seller's shares of Common Stock for a purchase price per share (the "PRICE PER SHARE") of $43.50 in cash payable at the Closing, as set forth in SECTION 1.2.

         1.2 PAYMENT OF PER SHARE PURCHASE PRICE. At the Closing, Parent shall cause Merger Sub to deliver cash by wire transfer of immediately available funds to an account specified by each Seller to Merger Sub not later than two Business Days prior to the Closing, an amount equal, in the case of each Seller, to the product obtained by multiplying (i) the number of shares of Common Stock being sold hereunder by such Seller, by (ii) the Price Per Share. Based on each Seller's representations and warranties contained herein regarding its respective Common Stock ownership (i.e., that PTB Acquisition owns beneficially and of record an aggregate of 6,712,499 shares of Common Stock (the "PTB ACQUISITION Shares"), that CIP owns beneficially and of record 2,401,953 shares of Common Stock (the "CIP SHARES"), that OTTPPB owns beneficially and of record 2,401,953 shares of Common Stock (the "OTTPPB SHARES"), and that Citicorp owns beneficially and of record 75,000 shares of Common Stock (the "CITICORP SHARES")), the aggregate amount to be paid by or on behalf of Merger Sub at the Closing shall be $291,993,706.50 paid to PTB Acquisition, $104,484,955.50 paid to each of CIP and OTTPPB and $3,262,500.00 paid to Citicorp.

         1.3 DELIVERY OF SELLER SHARES. At the Closing (i) PTB Acquisition shall deliver or cause to be delivered to Merger Sub a stock certificate or stock certificates representing all of the PTB Acquisition Shares, (ii) CIP shall deliver or cause to be delivered to Merger Sub a stock certificate or stock certificates representing all of the CIP Shares, (iii) OTTPPB shall deliver or cause to be delivered to Merger Sub a stock certificate or stock certificates representing all of the OTTPPB Shares and (iv) Citicorp shall deliver or cause to be delivered to Merger Sub a stock certificate or stock certificates representing all of the Citicorp Shares. The delivery by each Seller of the above referenced stock certificates shall be against payment to each Seller of the appropriate purchase price therefor as specified in SECTION
1.2. Each stock certificate to be delivered by a Seller to Merger Sub pursuant to this SECTION 1.3 shall be duly endorsed in blank or accompanied by a stock power, in either case with a medallion signature guarantee.

         1.4 CLOSING. Subject to the provisions of ARTICLE 9, the closing of the Sale Transaction (the "CLOSING") shall take place in New York City at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, as soon as practicable, but in no event later than the second Business Day after the date on which each of the conditions set forth in ARTICLE 9 have been satisfied or waived by the party or parties entitled to the benefit of such condition, or at such other place, at such other time or on such other date as Parent, Merger Sub, Sellers and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

         1.5 SELLER'S REPRESENTATIVE. Each of CIP, OTTPPB and Citicorp hereby appoint PTB Acquisition as such Seller's attorney-in-fact and representative, to do any and all things and to execute any and all documents or other papers in such Seller's name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and the Contemplated Transactions. The authority granted by each of CIP, OTTPPB and Citicorp to PTB Acquisition pursuant to this SECTION 1.5 shall include, without limitation, the power and authority to agree on behalf of such Seller to any amendment to this Agreement as well as the power and authority to deliver or receive and accept on such Seller's behalf any notices permitted or required to be given hereunder and to deliver such further certificates or agreements on such Seller's behalf as may be contemplated hereby or otherwise reasonably determined by PTB Acquisition to be necessary or useful to consummate the Contemplated Transactions; PROVIDED, HOWEVER, that PTB Acquisition, acting as attorney-in-fact and representative of any Seller, may not, without the consent of such Seller, agree to amend this Agreement in any manner which would (i) alter the representations and warranties being made by such Seller pursuant to
ARTICLE 4 hereof, (ii) increase the liability (actual or potential) of any Seller hereunder, (iii) result in such Seller receiving a Price Per Share that is less than the Price Per Share payable to any other Seller, (iv) reduce the number of shares being sold by such Seller hereunder on other than a PRO RATA basis with the number of shares being sold by all Sellers hereunder or (v) endorse or execute any certificate representing any Seller Shares or stock power in respect thereof. Parent, Merger Sub and the Company shall be entitled to rely, as being binding upon such Seller, upon any document or other paper signed and delivered by PTB Acquisition in its capacity as such Seller's attorney-in-fact and representative. PTB Acquisition hereby accepts such appointment and agrees to act as each such Seller's attorney-in-fact and representative in connection with this Agreement.

                                    ARTICLE 2

                                   THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of Merger Sub shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL.

         2.2 EFFECTIVE TIME. Immediately following the Closing of the Sale Transaction, Merger Sub shall cause to be duly prepared, executed, acknowledged and thereafter delivered to the Secretary of State of the State of Delaware, for filing on the Closing Date, a certificate of ownership and merger (the "CERTIFICATE OF MERGER") effecting the Merger. The Merger shall become effective as of the date and at such time as the Certificate of Merger pursuant to Section 253 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed (the "MERGER FILING") with the Secretary of State of the State of Delaware (the time the Merger becomes effective pursuant to the DGCL is referred to herein as the "EFFECTIVE TIME"). The resolutions adopted by the board of directors of Merger Sub and incorporated in the Certificate of Merger shall set forth the terms for the Merger which are in all ways consistent with the terms contemplated by ARTICLES 2 AND 3 of this Agreement.

         2.3 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety at the Effective Time to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

         2.4 BY-LAWS. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety at the Effective Time to read as set forth on Exhibit B, and as so amended and restated shall be the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

         2.5 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal.

                                    ARTICLE 3

                            CONVERSION OF SECURITIES

         3.1 MERGER SUB COMMON STOCK. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

         3.2 COMMON STOCK. Each issued and outstanding share of Common Stock (other than (x) shares held by Merger Sub, Parent, Guarantor or any of their respective subsidiaries, including all shares purchased by Merger Sub pursuant to the Sale Transaction, which shall be cancelled, (y) shares to be cancelled in accordance with SECTION 3.3 and (z) Dissenting Shares (as defined below)) shall be converted into the right to receive an amount in cash equal to the Price Per Share payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such share of Common Stock in accordance with this SECTION 3.2. Upon the Effective Time, the Price Per Share shall be payable by Parent or the Surviving Corporation to the holders of the Common Stock, without interest thereon, immediately upon delivery of the certificate formerly representing such share of Common Stock to Parent. Each share of Common Stock held immediately prior to the Effective Time by Merger Sub, Parent or any of their respective subsidiaries, including all shares purchased by Merger Sub pursuant to the Sale Transaction, shall, by virtue of the Merger, automatically be cancelled and no consideration shall be delivered in exchange therefor.

         If any certificate (a "CERTIFICATE") formerly representing shares of Common Stock converted into the right to receive cash in an amount per share equal to the Price Per Share pursuant to this SECTION 3.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Guarantor, Parent, Merger Sub, the Surviving Corporation or the Payment Agent with respect to such Certificate, Parent or the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Certificate, the Price Per Share to be paid in respect of the shares represented by such Certificate.

         3.3 TREASURY STOCK. Each share of Common Stock held in the Company's treasury immediately prior to the Effective Time (in each case, "TREASURY SHARES"), if any, shall, by virtue of the Merger, automatically be cancelled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

         3.4 OPTIONS. (a) Each holder (an "OPTION HOLDER") of an option (each, an "OPTION") issued under the Paragon Trade Brands, Inc. Stock Option Plan (the "EMPLOYEE OPTION PLAN") or the Paragon Trade Brands, Inc. Stock Option Plan for Non-Employee Directors (the "NON-EMPLOYEE DIRECTOR OPTION PLAN," and together with the Employee Option Plan, the "OPTION PLANS") which is outstanding immediately prior to the Effective Time, shall be entitled to receive from the Surviving Corporation as soon as practical following the surrender of such Option to the Surviving Corporation for cancellation (and in any event no later than thirty days following such surrender), in settlement and cancellation of such Option, an amount in cash equal to (i) the product of (a) the excess of the Price Per Share over the exercise price of each such Option, multiplied by (b) the number of shares of Common Stock covered by such Option (regardless of whether vested with respect to all such shares) less (ii) the amount of all applicable federal, state and local withholding taxes in connection with the cash payments made in settlement and cancellation of such Option. Prior to the Effective Time, the Company's Board of Directors or Compensation Committee shall take such action as may be necessary under the Employee Option Plan in order to cause all Options outstanding under such Option Plan to be cancelled at the Effective Time and to otherwise give effect to the intent of this SECTION 3.4. The Company represents and warrants that it has heretofore obtained, from each holder of an Option issued under the Non-Employee Director Plan, the consent of such Option Holder to the cancellation of such Option at the Effective Time under the terms contemplated by this SECTION 3.4. After the Effective Time, the Surviving Corporation shall pay to the applicable authorities all applicable federal, state and local withholding taxes due in connection with the settlement and cancellation of all such Options.

         (a)      Notwithstanding SECTION 3.4(A) above, Options held by Michael
T. Riordan to acquire 266,000 shares of Common Stock as of the date hereof shall be settled and cancelled on or prior to December 31, 2001 by payment by the Company to Mr. Riordan of an amount in cash for each such Option equal to (i) the product of (a) the excess of the Price Per Share over the exercise price of such Option, multiplied by (b) the number of shares of Common Stock covered by such Option less (ii) the amount of all applicable federal, state and local withholding taxes in connection with the cash payment made in settlement and cancellation of such Option, PROVIDED, HOWEVER, that no Option or portion of an Option may be settled and cancelled or otherwise accelerated prior to the date on which such Option or portion of an Option shall become vested pursuant to
Section 2 of the Option Agreement between the Company and Mr. Riordan, dated as of May 4, 2000.

         3.5 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder (a "DISSENTING HOLDER") who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "DISSENTING SHARES"), shall not be converted into or exchangeable for the right to receive the Price Per Share, but shall be entitled to receive from the Surviving Corporation such consideration as shall be determined pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that if, after the Effective Time, such holder shall have effectively withdrawn, waived or lost the right to appraisal and payment under the DGCL, each share of Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive from the Surviving Corporation the Price Per Share, without any interest thereon.

         3.6      EXCHANGE OF COMPANY CAPITAL.

                  (a) PAYING AGENT. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "PAYING AGENT") for the payment of all amounts payable as a result of the Merger to the holders of Certificates (the aggregate amount payable to holders of Certificates is referred to as the "MERGER CONSIDERATION"). As necessary from time to time following the Effective Time, Parent and Merger Sub shall transfer by wire transfer of immediately available funds to an account or accounts established by the Paying Agent for the purposes of paying all Merger Consideration, an amount equal to all Merger Consideration which will be payable following the Effective Time to the holders of Certificates. Any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. Parent shall pay the fees and expenses of the Paying Agent.

                  (b) EXCHANGE PROCEDURE FOR CERTIFICATES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to SECTION 3.2 into the right to receive, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, together with any signature guarantee as may reasonably be requested by Parent or the Surviving Corporation, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

         3.7 NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All cash paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this ARTICLE 3.

         3.8 NO LIABILITY. None of Guarantor, Parent, Merger Sub, the Company, the Sellers or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.9 WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                                    ARTICLE 4

                         INDIVIDUAL REPRESENTATIONS AND
                            WARRANTIES OF EACH SELLER

         Each Seller represents and warrants to Parent and Merger Sub as to itself as follows:

         4.1 AUTHORIZATION. Such Seller has the requisite capacity, power and authority to execute and deliver this Agreement and to consummate the transactions involving such Seller which are contemplated hereby. The execution and delivery of this Agreement by such Seller, and the consummation by such Seller of all transactions involving such Seller contemplated hereby, have been duly authorized by all requisite action on the part of such Seller. This Agreement constitutes the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws limiting creditor's rights generally and to general equitable principles. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the Contemplated Transactions do not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to such Seller; (b) violate the charter, bylaws, partnership or other governing documents, as the case may be, of such Seller or violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to such Seller; or

(c) conflict with or result in a material breach or termination of, or constitute a material default under, any indenture, mortgage, deed of trust, contract, lease, license, permit, franchise or other instrument or agreement to which such Seller is a party or by which any of the Shares being sold by such Seller hereunder is or may be bound; PROVIDED THAT no representation or warranty is made in the foregoing clauses (a) and (c) with respect to matters that would not reasonably be expected, individually or in the aggregate, to prevent such Seller from consummating the Contemplated Transactions or to have a Material Adverse Effect.

         4.2 TITLE TO SHARES. (a) Such Seller has good title to, and is the sole record and beneficial owner of, the number of shares of Common Stock listed opposite such Seller's name on Schedule 4.2 hereto, free and clear of any Liens, restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and state securities law) and rights of first refusal (other than those set forth in the Shareholders' Agreement which have been waived for purposes of the transaction contemplated hereby). Upon consummation of the Closing in accordance with the terms set forth in this Agreement, Merger Sub shall acquire good, valid and marketable title to the shares being sold by such Seller hereunder, free and clear of any Liens or restrictions on transfer (other than restrictions under the Securities Act and state securities laws) and free and clear of any other claims, taxes, options, warrants, rights, contracts, calls, commitments, equities or demands attributable to such Seller.

                  (b) Other than the Shareholders Agreement and the Registration Rights Agreement, such Seller is not a party to any non-expired option, warrant, right, contract, call, put, or other agreement or commitment relating to the issued capital stock of the Company or providing for the disposition or acquisition of any capital stock of the Company, including the shares of Common Stock being sold by such Seller hereunder (other than this Agreement), or any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, other than irrevocable proxies granted by each of CIP, OTTPPB and Citicorp to PTB Acquisition, which irrevocable proxies shall terminate upon the Closing in accordance with SECTION 7.1 hereof.

         4.3 GOVERNMENTAL APPROVAL. No consent, approval or authorization of, or declaration or filing with any Governmental Entity on the part of such Seller that has not been obtained or made is required in connection with the execution or delivery by such Seller of this Agreement or the sale by such Seller to Merger Sub of the shares of Common Stock listed beside such Seller's name on Schedule 4.2 hereto, other than filings under the HSR Act or under any Non-U.S. Monopoly Law.

         4.4 ORGANIZATION. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. PTB Acquisition further represents that it is a limited liability company organized and existing under the laws of the State of Delaware. CIP further represents that it is a limited partnership organized and existing under the laws of the State of Delaware. OTTPPB further represents that it is a non-share capital corporation continued under the Teachers' Pension Act, R.S.O., 1990 Chapter T.1 and existing under the laws of the Province of Ontario, Canada. Citicorp further represents that it is a corporation organized and existing under the laws of the State of Delaware.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub as follows:

         5.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company is contained in Schedule 5.1. Except as set forth in
Schedule 5.1 or the Company SEC Documents, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), (i) with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $500,000 or more, or (ii) which is a publicly-traded entity unless such interest is held for investment by the Company or its subsidiary and comprises less than five percent of the outstanding stock of such entity.

         5.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent and Merger Sub complete and correct copies of its Certificate of Incorporation, By-laws and shareholder agreements as amended to date (the "COMPANY CHARTER DOCUMENTS"), and the certificates of incorporation, by-laws (or equivalent organizational documents) and agreements among owners of each of its subsidiaries (the "SUBSIDIARY DOCUMENTS"). All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Restated Certificate of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents of subsidiaries which do not and are not reasonably likely to materially interfere with the operations of such entity or to have a Material Adverse Effect.

         5.3 CAPITALIZATION. (a) The Company is authorized to issue 20,000,000 shares of Common Stock, of which as of the date of this Agreement 11,996,969 shares of Common Stock are issued and outstanding, and 5,000,000 shares of preferred stock, none of which are outstanding on the date of this Agreement. All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and none of which has been issued in violation of preemptive or similar rights. Except as set forth in Schedule 5.3(a) or the Company SEC Documents, no change in the Company's capitalization has occurred since the date of this Agreement, except for changes resulting from the exercise or termination of Options or Warrants which were outstanding and exercisable as of such date (or were outstanding as or such date and became exercisable in accordance with their terms thereafter). Except for the Options to purchase 1,321,222 shares of the Company's Common Stock heretofore granted pursuant to the Employee Option Plan, Options to purchase 48,000 shares of the Company's Common Stock heretofore granted pursuant to the Non-Employee Director Option Plan, and warrants (the "WARRANTS") to purchase 625,173 shares of the Company's Common Stock heretofore outstanding pursuant to that certain Warrant Agreement, dated as of January 28, 2000 (the "WARRANT AGREEMENT") between the Company and ChaseMellon Shareholder Services, L.L.C., as Warrant Agent, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, arrangements or commitments of any character binding on the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue, sell, or otherwise cause to become outstanding any shares of capital stock, or other equity interests in, the Company. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of preemptive or similar rights.

                  (a) Except as set forth in Schedule 5.3(b) or the Company SEC Documents or, the Company Charter Documents, the Subsidiary Documents or the business organization laws governing the Company or any of its subsidiaries, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Common Stock or the capital stock of any subsidiary. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries and intercompany book entry transactions, in either case entered into in the ordinary course of business. Except as set forth in
Schedule 5.3(b), the Company SEC Documents or, in the case of clause (ii) below, the Company Charter Documents, the Subsidiary Documents or the business organization laws governing the Company or any of its subsidiaries, (i) all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and (ii) all such shares (other than directors' qualifying shares) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Schedule 5.3(b) or the Company SEC Documents, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company's subsidiaries relating to the issued or unissued capital stock of the Company's subsidiaries or obligating the Company's subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company's subsidiaries.

         5.4 AUTHORIZATION; BINDING AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         5.5 NONCONTRAVENTION. Neither the execution and delivery of this Agreement nor the performance of this Agreement by the Company nor the consummation of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of the Company Charter Documents or any Subsidiary Documents, (b) except as set forth on Schedule 5.5, require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation (collectively, "CONTRACTS AND OTHER AGREEMENTS") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected or (c) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "LEGAL REQUIREMENTS") applicable to the Company or any of its subsidiaries or any material portion of their properties or assets, except, in the case of clause (b) or (c) for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.6 GOVERNMENTAL APPROVALS. Except as set forth on Schedule 5.6, no consent, approval or authorization of or declaration or filing with or notification to any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "GOVERNMENTAL ENTITY") on the part of the Company or any of its subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the Contemplated Transactions, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), (c) filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("NON-U.S. MONOPOLY LAWS"), (d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Contemplated Transactions, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material

Adverse Effect, and (e) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

         5.7 SEC FILINGS; FINANCIAL STATEMENTS; REGULATORY FILINGS. (a) The Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the Securities and Exchange Commission (the "SEC") since January 28, 2000 (the "POST-BANKRUPTCY COMPANY SEC DOCUMENTS"). Except as set forth in
Schedule 5.7 or the Company SEC Documents, such Post-Bankruptcy Company SEC Documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light and at the time of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.7, since January 28, 2000, none of the Company's subsidiaries is or has been required to file any forms, reports or other documents with the SEC.

                  (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-Bankruptcy Company SEC Documents was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the respective reporting company at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) should be read in conjunction with the consolidated financial statements contained in the year-end report on Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  (b) Except as set forth in Schedule 5.7 or the Company SEC Documents, the Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 28, 2000, with any U.S., state or foreign regulatory authority or self-regulatory organization (each, a "REGULATORY AGENCY"), and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its subsidiaries, and except as set forth in
Schedule 5.7, no Regulatory Agency has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since January 28, 2000, except for such proceedings or investigations the outcomes of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.8      ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on
Schedule 5.8 or in the reports, schedules and statements filed since December 31, 2000 by the Company pursuant to Section 13(a), 14(a), 14(c) or 15(d) of the Exchange Act (the "COMPANY SEC

DOCUMENTS"), since December 31, 2000 the Company and its subsidiaries have conducted their respective businesses in the ordinary course, and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or any amendment that extends the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals not previously covered, (iv) any restructuring or reorganization of the Company or any of its subsidiaries, (v) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (vi) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date hereof); (vii) other than in the ordinary course of business, any sale of a material amount of assets of the Company; (viii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock; or (ix) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

         5.9      NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule
5.9 or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for or disclosed in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 2001 included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (the "2001 COMPANY BALANCE SHEET"),
(ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Company Balance Sheet, (iii) incurred since September 30, 2001 in the ordinary course of business, (iv) incurred in connection with this Agreement (including, without limitation, the conditions set forth in SECTION 9.2(K)) or the Contemplated Transactions or (v) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.10 ABSENCE OF LITIGATION. Except as set forth in Schedule 5.10 or the Company SEC Documents or arising out of the Contemplated Transactions, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Entity, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed on Schedule 5.10 or in the Company SEC Documents, as of the date hereof, neither the Company nor any of its subsidiaries is subject to any order, judgment, injunction or decree (collectively, "ORDERS") of any court or Governmental Entity.

         5.11     MATERIAL CONTRACTS. (a) Subject to the following sentence,
Schedule 5.11 includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $1 million to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all written or oral contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $2 million over the term of such contract, commitment, agreement, or other understanding or arrangement; (iii) all material partnership or joint venture agreements of the Company and its subsidiaries and (iv) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act but which have not been so filed with the SEC. With regard to agreements for the purchase or sale of raw materials or inventory or for the provision of services in the ordinary course of business and licensing or royalty arrangements, the thresholds referred to in clauses (i) and (ii) of the preceding sentence shall be measured on an annual basis.

                  (a) The Company has heretofore made available to Parent and Merger Sub true, correct and complete copies of all of the following contracts and agreements (and all amendments, modifications and supplements thereto) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound as of the date hereof: (i) the contracts and agreements listed in Schedule 5.11; (ii) any contracts or agreements listed in Schedule 5.23; and (iii) commitments and agreements to enter into any of the foregoing (collectively, the "MATERIAL CONTRACTS").

                  (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, except for such default, or events of default as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) Except as set forth in Schedule 5.11 or the Company SEC Documents, no party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, except for such breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         5.12 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in material violation of Section 30A

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of the Exchange Act. Neither the Company nor any of its subsidiaries nor, to the
Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

         5.13 INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge its investments in foreign subsidiaries, whether entered into for the account of the Company or one of its subsidiaries, were entered into in the ordinary course of business and, to the Company's knowledge, in accordance with prudent business and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time, and are valid and binding obligations of the Company or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and each of its subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except for such breaches as would not reasonable be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.14 COMPLIANCE; PERMITS. (a) Except as set forth in Schedule 5.14(a) or in the Company SEC Documents, neither the Company nor any of its subsidiaries is (or has been) in conflict with, or in breach, default or violation of, (i) its certificate of incorporation or by-laws (or analogous organizational documents), (ii) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (iii) any note, bond, debenture, indenture, credit agreement or facility, commercial paper facility, sale-leaseback arrangement or financing lease pursuant to which the Company or any of its subsidiaries has or may incur indebtedness for borrowed money or any security, pledge, mortgage or trust agreement or arrangement in respect thereof or (iv) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided, the Company makes no representation in this SECTION 5.14 with respect to matters covered by
SECTION 5.15, SECTION 5.16 and SECTION 5.17.

                  (a) No investigation by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, except for such investigations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or are disclosed in the Company SEC Documents; PROVIDED that the Company makes no representation in this SECTION 5.14(B) with respect to matters covered by SECTION 5.15, SECTION 5.16, SECTION 5.17 and SECTION 5.21.

                  (b) Except as set forth in Schedule 5.14(c)(x) or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities needed for the operation of the business of the Company and/or its subsidiaries as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in Schedule 5.14(c)(y) and in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.15     TAXES.  Except as set forth or referred to in Schedule 5.15:

                  (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has timely paid, collected or withheld, or caused to be timely paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2001 Company Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax. There are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries. To the knowledge of the Company, no claim has ever been made by any Governmental Entity in a jurisdiction where any of the Company and its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. There are no outstanding rulings of, or requests for rulings with, any Governmental Entity addressed to the Company or any of its subsidiaries that are, or if issued, would be, binding on the Company or any of its subsidiaries with respect to any Tax. There are no material elections regarding Taxes affecting the Company or any of its subsidiaries. To the best knowledge of the Company, there are no liens for amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchaser group for amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to any amounts of Taxes. The Company is not, and has not been, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its subsidiaries has participated in an international boycott as defined in Section 999 of the Code. The transactions contemplated herein are not subject to any tax withholding provisions.

                  (b) For purposes of this Agreement, the term "TAX" shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Entity, together with any interest or penalty imposed thereon. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax; provided that the Company makes no representation in this SECTION 5.15 with respect to matters covered by SECTION 5.16.

         5.16 EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. (a) "COMPANY EMPLOYEE PLANS" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all similar plans maintained outside the United States and not required by applicable law (any non-U.S., non-statutory Company Employee Plan, a "NON-U.S. PLAN") and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), whether maintained in the U.S. or a Non-U.S. Plan, as amended, modified or supplemented, maintained or contributed to by the Company or a subsidiary of the Company for the benefit of any former or current employee, officer or director (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "AFFILIATE PLAN" shall mean any other such plan, program, arrangement or agreement with respect to which the Company or any subsidiary of the Company has or would reasonably be expected to have any liability, either as a member of a controlled group of corporations or trades or businesses, as defined under Section 414 of the United States Internal Revenue Code of 1986, as amended (the "CODE"), and comparable provisions of ERISA, or by contractual arrangement. Schedule 5.16(a) lists each material Company Employee Plan and each material Affiliate Plan. With respect to each plan included on the
Schedule 5.16(a), the Company shall indicate whether such plan includes an explicit change in control provision. With respect to each Company Employee Plan or Affiliate Plan listed in Schedule 5.16(a), the Company has provided or made available to Parent and Merger Sub: (i) each such written Company Employee Plan (or a written description in English of (x) any Company Employee Plan which is not written and (y) any Company Employee Plan that provides equity-based benefits or that covers 50 or more participants and is written in a language other than English) and any related trust agreement, insurance and other contract (including a policy), if any, the most recently prepared summary plan description, if any, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description or Company Employee Plan document, if any, and communications distributed to plan participants that could reasonably be expected to materially modify the terms of any Company Employee Plan, whether through information actually conveyed in the communication or a failure to convey information; (ii) the three most recent annual reports on Form 5500 series (or equivalent filing with respect to Non-U.S. Plans), with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing; (iii) the most recent actuarial valuation, if any, for each Company Employee Plan and Affiliate Plan subject to Title IV of ERISA and for each Non-U.S. Plan, to the extent applicable; (iv) the latest reports, if any, which have been filed with the Department of Labor ("DOL") to satisfy the alternative method of compliance for pension plans for certain selected employees pursuant to DOL regulation
Section 2520.104-23; and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

                  (a) Except as set forth in Schedule 5.16(b), (i) none of the Company Employee Plans or Affiliate Plans promises or provides material medical or other material welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter, "COBRA"), or any similar state or non-U.S. laws and no liability for such benefits has been transferred from a Company Employee Plan or Affiliate Plan to another plan; (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no Non-U.S. Plan is a multiemployer plan, no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied and the Contemplated Transactions are not reasonably likely to result in the assessment of any withdrawal liability that would, in either case, reasonably be expected to be a material liability to the Company; (iii) neither the Company, any of its subsidiaries, nor, to the knowledge of the Company, any other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which would reasonably be expected to subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect; (iv) with respect to the Company Employee Plans and Affiliate Plans, neither the Company or any of its subsidiaries, nor any executive of the Company or one of its subsidiaries as fiduciary of the Company Employee Plans or Affiliate Plans or, to the knowledge of the Company, any other fiduciary of any Company Employee Plan or Affiliate Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except for such breach as could not reasonably be expected to have a Material Adverse Effect; (v) all Company Employee Plans and all Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance with the requirements of applicable law (including to the extent applicable, the notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998) except for such failure as could not reasonably be expected to have a Material Adverse Effect; (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which would reasonably be expected to result in the disqualification of any such plan; (vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof), except to the extent any failure to have made such a contribution on or before its due date could not reasonably be expected to result in a current or future liability that could reasonably be expected to have a Material Adverse Effect; (viii) with respect to each Company Employee Plan and, to the knowledge of the Company, Affiliate Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to which the Company or one of its subsidiaries has any material outstanding liability, and no Company action has occurred that resulted or, pursuant to applicable non-U.S. law, is reasonably likely to result in any adverse liability for any Non-U.S. Plan that, in any case, reasonably could be expected to have a Material Adverse Effect; (ix) none among the Company or any subsidiary thereof has incurred (or would reasonably be expected to incur) any liability that remains unsatisfied, or reasonably expects to incur any liability, under Title IV of ERISA with respect to either a Company Employee Plan or, to the knowledge of the Company, an Affiliate Plan including with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course) that could reasonably be expected to have a Material Adverse Effect; and (x) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans or, to the knowledge of the Company, Affiliate Plans, there are no pending, nor to the Company's knowledge, any threatened, claims, investigations or causes of action with respect to any Company Employee Plan or to the knowledge of the Company, an Affiliate Plan, whether maintained in the U.S. or a Non-U.S. Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or Affiliate Plan that could reasonably be expected to have a Material Adverse Effect.

                  (b) Schedule 5.16(c) sets forth a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who, as of the date hereof, holds (i) any option to purchase the Common Stock or commitments for future options, together with the number of shares of the Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Common Stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the stockholder's employment, directorship or other relationship with the Company or any of its subsidiaries or which shares are subject to performance-based vesting; and (iii) any other award or right (including share units or stock appreciation rights), directly or indirectly, to receive Common Stock (or any other unit of Company equity) or any amount payable by reference to Common Stock (or any other unit of Company equity), together with the number of shares of Common Stock (or any other unit of Company equity) subject to such right.

                  (c) Schedule 5.16(d) sets forth a true and complete (i) list of all material outstanding agreements with any individual consultants who provide services to the Company or any of its subsidiaries; (ii) list of all outstanding material agreements with respect to the services of individual independent contractors or individual leased employees who provide services to the Company or any of its subsidiaries; (iii) list of all material outstanding agreements with companies or organizations that employ individuals who provide on-site consultants, contracting or leased services to the Company or any of its subsidiaries; (iv) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non common law employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non common law employees; and (iv) list of all worker council agreements of the Company or any of its subsidiaries with or relating to its employees.

                  (d) Except as set forth in Schedule 5.16(e), with respect to each Company Employee Plan or Affiliate Plan that is subject to Title IV of ERISA, since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, to the knowledge of the Company after due inquiry, nothing has occurred that would materially adversely affect the funding status of such Company Employee Plan.

                  (e) Except as set forth in Schedule 5.16(f), the consummation of the Contemplated Transactions will not, either alone or in combination with another event (but excluding such other event standing alone),
(i) result in any payment (including severance payments, payments likely to be non-deductible pursuant to Section 280G of the Code or bonus payments or otherwise) becoming due pursuant to any Company Employee Plan to any current or former director, officer, employee or consultant of the Company, (ii) result in any increase in the amount of compensation or benefits payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company.

                  (f) There are no complaints, charges or claims against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and no conditions exist under which the Company or any of its subsidiaries is reasonably likely to incur any such liability that in each case could reasonably be expected to have a Material Adverse Effect.

                  (g) The Company shall indicate on Schedule 5.16(h): (i) with respect to each participant in the Company's executive severance plans, whether such employee has entered into an agreement or a provision of an agreement prohibiting or restricting such employee from accepting employment or otherwise engaging in activity that is in competition with the business of the Company or its subsidiaries (other than with respect to the use of confidential information or trade secrets) after the termination of such individual's employment with the Company (a "NON-COMPETITION AGREEMENT"); and (ii) a description of those classes of employees that are required to execute a Non-Competition Agreement. Other than as set forth on

Schedule 5.16(h), no employee is entitled to any benefits that include a gross-up with respect to excise taxes pursuant to Section 4999 of the Code.

         5.17 ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 5.17(a) or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are and at all times have been in compliance with the Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

                  (a) Except as set forth in Schedule 5.17(b) or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

                  (b) Except as set forth in Schedule 5.17(c) or in the Company SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls ("PCBS") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

                  (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Schedule 5.17(e) or in the Company SEC Documents, all Company Permits that the Company and each of its subsidiaries is required to have obtained under Environmental Laws have been obtained and are maintained by the Company, were duly issued by the appropriate Governmental Entity, are in full force and effect and are not subject to appeal. The Company has not received notice, or otherwise has no knowledge, that any Company Permit has been or will be, rescinded, terminated, limited, or amended, which rescission, termination, limitation or amendment would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. To the Company's knowledge, no additional capital expenditures will be required by the Company for purposes of compliance with the terms or conditions of any Company Permits or Company Permit renewals, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company's knowledge, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not require the assignment or transfer of any Company Permit, except for (i) Company Permits, the non-assignability or non-transferability of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (ii) those Company Permits that may be assigned or transferred on or prior to the Effective Time causing any such Company Permit to be rescinded, terminated or limited in any material respect.

                  (e)      For purposes of this SECTION 5.17:

                           (i) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

                           (ii) "ENVIRONMENTAL LAWS" means, as they exist on the date hereof, all applicable United States federal, state, local and non-U.S. laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.6901 et seq., Toxic Substances Control Act ("TSCA"), 15 U.S.C.ss. 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C.ss.651 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

                           (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

                           (iv) "SUBSIDIARY" includes, in addition to current subsidiaries of the Company, any person or entity whose liability for any Environmental Claim the Company or any of its current subsidiaries has retained or assumed or for which liability is imposed on the Company or any current subsidiary under any Environmental Law, but only to the extent and in respect of such retained, assumed or imposed liability.

         5.18 INTELLECTUAL PROPERTY. (a) As used herein, the term "INTELLECTUAL PROPERTY ASSETS" shall mean all worldwide intellectual property rights, including patents, trademarks, service marks, copyrights, and registrations and applications therefor, licenses, trade names, Internet domain names, know-how, trade secrets, computer software programs and development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, "COMPANY INTELLECTUAL PROPERTY ASSETS" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

                  (a) Except as set forth in Schedule 5.18(b), the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all the Company Intellectual Property Assets that are used in and are material to the business of the Company and its subsidiaries as currently conducted, without infringing or violating the rights of others, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 5.18(c) or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the Company's knowledge, are threatened by any person with respect to, the Company Intellectual Property Assets, or (ii) are currently pending or, to the Company's knowledge, threatened by any person with respect to the Intellectual Property Assets of a third party (the "THIRD PARTY INTELLECTUAL PROPERTY ASSETS") to the extent arising out of any use, reproduction or distribution of, or of products or methods covered by, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

                  (c) Except as set forth in Schedule 5.18(d), there are no valid grounds for any bona fide claim to the effect that the manufacture, offer for sale, sale, licensing or use of any product, system or method either (i) now used, offered for sale, sold or licensed or, (ii) as of the date hereof, scheduled for commercialization prior to the first anniversary of the date hereof, in each case by or for the Company or any of its subsidiaries, infringes on any Third Party Intellectual Property Assets, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (d) Schedule 5.18(e) sets forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications; (iii) all material common law trademarks, material trade dress and material slogans; (iv) all material trade names owned by the Company and/or each of its subsidiaries worldwide; (v) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (vi) all Internet domain name registrations owned by the Company and/or its subsidiaries worldwide; and (vii) all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names, Internet domain names, or copyrights listed in Schedule 5.18(e) or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company. Schedule 5.18(e) includes but is not necessarily limited to each Company Intellectual Property Asset where the failure to own or license such Company Intellectual Property Asset would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Schedule 5.18(e) the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, Internet domain names, copyright registrations and copyright applications and licenses set forth in Schedule 5.18(e), except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (e) Except as set forth in Schedule 5.18(f), in all material respects: (i) each patent, trademark or service mark registration and copyright registration listed in Schedule 5.18(e) is valid and subsisting and
(ii) each license of the Company Intellectual Property Assets listed in Schedule 5.18(e) is valid, subsisting and enforceable.

                  (f) Except as set forth in Schedule 5.18(g), to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

         5.19 CERTAIN INTELLECTUAL PROPERTY AGREEMENTS. Each of the Settlement Agreement, dated February 2, 1999, by and between the Company and The Procter & Gamble Company, the Settlement Agreement, dated March 19, 1999, by and between the Company and Kimberly-Clark Corporation and the Settlement Agreement, dated July 31, 2000, between the Company and Kimberly-Clark Worldwide, Inc. (collectively, the "SAP SETTLEMENT AGREEMENTS"), remains in full force and effect; PROVIDED, HOWEVER, that no representation or warranty is made that such SAP Settlement Agreements shall remain in full force and effect from and after the Closing.

         5.20 TITLE TO PROPERTY. (a) The Company has delivered all existing title reports in its possession, if any, with respect to all of its owned real property to Parent and Merger Sub. Except as set forth in Schedules 5.18(b) and
5.20 or the Company SEC Documents, each of the Company and its subsidiaries has good title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 2001 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (a) All tangible assets owned or used by the Company and its subsidiaries in the operation of their respective businesses are in good operating condition and in a good state of maintenance and repair and are adequate for the such businesses as currently conducted and as contemplated to be conducted following the Closing, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.21     EMPLOYMENT AND LABOR MATTERS. Except as set forth in Schedule
5.21 or the Company SEC Documents:

                  (a) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Entity, except where the failure to be or have been in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

                  (c) Neither the Company nor any of its subsidiaries is in breach of any collective bargaining agreement or labor union contract, nor are there any strikes, slowdowns, work stoppages, lockouts, or, to the knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which breach, strike, slowdown, work stoppage, lockout or threat would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.22 INSURANCE. Except as set forth in Schedule 5.22 or the Company SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses currently conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.23 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in Schedule 5.23, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary (or as it would be conducted absent such prohibition or impairment), or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.24     INTERESTED PARTY TRANSACTIONS. Except as set forth in Schedule
5.24 or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $250,000, since the Company's proxy statement dated April 18, 2001, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         5.25     FINDERS AND INVESTMENT BANKERS. Except as set forth in
Schedule 5.25, neither the Company nor any of its officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the Contemplated Transactions, except for Salomon Smith Barney Inc. ("SSB"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the Contemplated Transactions, except for fees payable to SSB. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and SSB pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company and each Seller as follows:

         6.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Guarantor, Parent and Merger Sub is duly incorporated, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Guarantor Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Guarantor and its subsidiaries taken as a whole (a "GUARANTOR MATERIAL ADVERSE EFFECT").

         6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub, as the case may be, and have been duly and validly authorized by all necessary corporate action. The execution, delivery and performance by Guarantor of the Guarantee are within the corporate powers of the Guarantor. This Agreement has been duly and validly executed and delivered and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against such parties in accordance with its terms, and the Guarantee has been duly and validly executed and delivered and constitutes a valid and binding agreement of Guarantor enforceable against Guarantor in accordance with its terms.

                  (a) At a meeting duly called and held, or by written consent in lieu of meeting, the Board of Directors of each Parent and Merger Sub has (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of such party, and (ii) approved this Agreement and the Contemplated Transactions.

         6.3 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Parent, Merger Sub and Guarantor of the Contemplated Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any applicable state securities laws, and
(iv) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Guarantor Material Adverse Effect or materially impair the ability of Parent and Merger Sub to consummate the Contemplated Transactions or the ability of Guarantor to fulfill its obligations under the Guarantee.

                  (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Parent, Merger Sub and Guarantor of the Contemplated Transactions, as applicable, do not and will not
(i) contravene, conflict with, or result in any violation or breach of any provision of memorandum of association or bye-laws of Guarantor or the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in SECTION 6.3(A), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Guarantor or any of its subsidiaries, (iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Guarantor or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Guarantor or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Sub or their respective subsidiaries; or (iv) result in the creation or imposition of any encumbrance on any material asset of Guarantor or any of its subsidiaries.

         6.4 BROKERS. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub or Guarantor who might be entitled to any fee or commission from Parent, Merger Sub, Guarantor or any of their respective affiliates in connection with the Contemplated Transactions.

         6.5 OWNERSHIP OF PARENT AND MERGER SUB; NO PRIOR ACTIVITIES. (a) Merger Sub is a direct, wholly-owned subsidiary of Parent, and Parent is an indirect, wholly-owned subsidiary of Guarantor. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions.

                  (a) Except for obligations or liabilities incurred by Merger Sub in connection with its incorporation or organization and the Contemplated Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         6.6 FUNDS. Merger Sub will have sufficient funds available when due, timely: (i) to pay (or, in the case of SECTION 3.4, to permit the Surviving Corporation to pay) all amounts payable under SECTIONS 1.2, 3.4 AND 3.6; (ii) to satisfy all payment obligations under the Warrants, either upon call or exercise thereof; (iii) to pay all indebtedness of the Company under the Existing Credit Agreement and to repurchase all of the Company's outstanding Notes issued under the Indenture, dated January 28, 2000, among the Company, PTBI, PTB Acquisition Sub, Inc. PTB Holdings, Inc. and Norwest Bank Minnesota, National Association; and (iv) to consummate the transactions contemplated by this Agreement.

         6.7 PURCHASE FOR INVESTMENT. Merger Sub is purchasing the Shares for its own account for investment and not with a view to public resale or distribution thereof.

         6.8 NO VOTE REQUIRED. No vote of the shareholders of Guarantor is required by law, Guarantor's Charter Documents or otherwise in order for Parent and Merger Sub to consummate the Contemplated Transactions.

                                    ARTICLE 7

                    COVENANTS OF THE SELLERS AND THE COMPANY

         7.1      AGREEMENTS RELATING TO SELLERS.

                  (a) Sellers and the Company hereby agree that effective immediately upon the Closing, the Shareholders' Agreement, dated January 28, 2000 (the "SHAREHOLDERS

AGREEMENT"), among the Company and each of the Sellers shall terminate, and neither the Company nor any other party thereto shall have any further rights or obligations thereunder. Without limiting the foregoing, Sellers and the Company acknowledge and agree that effective immediately upon the Closing, the irrevocable proxies granted to PTB Acquisition pursuant to the Shareholders Agreement shall terminate, and PTB Acquisition shall have no further rights thereunder.

                  (b) Sellers and the Company further agree that effective upon the Closing, that certain Registration Rights Agreement, dated January 28, 2000 (the "REGISTRATION RIGHTS AGREEMENT"), among the Company and each of the Sellers shall terminate and that no party thereto shall thereafter have any rights or obligations thereunder.

                  (c) Sellers and the Company hereby waive any rights which may exist in their favor under the terms of the Shareholders Agreement or the Registration Rights Agreement to the extent necessary to allow Sellers and the Company to consummate the transaction contemplated hereby. Without limiting the foregoing, the Company and Sellers expressly waive compliance by any Seller with the restrictions on transfer contained in Sections 2.1 and 2.2 of the Shareholders Agreement as well as the application of the tag along rights provisions contained in Section 3 of the Shareholders Agreement in connection with the sale by Sellers to Merger Sub of Seller Shares as contemplated by this Agreement.

                  (d) Until the earlier to occur of (x) the registration of such Seller's Shares of record in the name of Merger Sub following the Closing and (y) the termination of this Agreement, each Seller shall vote, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, (i) against any such action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company or of Seller contained in this Agreement, and (ii) against any action, agreement, transaction or proposal (including any Acquisition Proposal) that could result in any of the conditions to the Company's obligations under this Agreement not being fulfilled or that is intended, or would reasonably be expected, to impede, interfere, delay, discourage or adversely affect this Agreement or the Contemplated Transactions.

                  (e) Each Seller agrees that until the earlier to occur of the Closing and the termination of this Agreement, except as required by this Agreement, such Seller shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any Liens of any nature whatsoever with respect to, any Seller Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of Seller herein untrue or incorrect in any material respect or have the effect of preventing or disabling Seller from performing Seller's obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

         7.2 CONDUCT OF BUSINESS BY THE COMPANY. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent and Merger Sub shall otherwise agree in writing, and except as set forth in Schedule 7.2, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement (including Schedule 7.2), neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which, in the case of clauses (c), (d)(iv), (e)(iv), (f), (h), (i) or (j) will not be unreasonably withheld or delayed:

                  (a) amend or otherwise change the Company Charter Documents or Subsidiary Documents;

                  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Common Stock pursuant to the exercise of Options and Warrants outstanding on the date hereof in accordance with their terms on such date);

                  (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $1 million in the aggregate);

                  (d) Except as set forth in Schedule 7.2, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company) may declare and pay a dividend to its parent that is not a cross-border dividend, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except (A) as required by the terms of any security or agreement as in effect on the date hereof and set forth in
Schedule 7.2 and (B) to the extent necessary to effect withholding to meet minimum tax withholding obligations in connection with the exercise of any Option, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the

Company with respect to or arising out of a stockholder equity interest in the Company, or (v) make any cross-border capital contributions to a subsidiary;

                  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except for, after providing Parent and Merger Sub with prior notice of any such borrowing or reborrowing, borrowings and reborrowings under the Company's or any of its subsidiaries' existing committed or uncommitted credit facilities listed in the Company SEC Documents or on Schedule 7.2 in an amount not to exceed the maximum amount available under such credit facilities on the date hereof; (iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect on the date hereof and identified in
Schedule 7.2) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Options or otherwise to purchase shares of the Common Stock); (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $5 million over the next 12-month period; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this SECTION 7.2(E);

                  (f) except as set forth in Schedule 7.2, as required by law or as provided in an existing obligation of the Company, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary, wages or bonuses of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; (ii) grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations or in accordance with past practice) to, or enter into or amend any employment or severance agreement with, any current or prospective employee of the Company or any of its subsidiaries, except for new hire employees and promotions in the ordinary course of business whose annual salary does not exceed $100,000 and whose severance benefits do not exceed one times annual salary; or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or existing agreement or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement; PROVIDED, HOWEVER, that, prior to, and effective upon, the Closing of the Sales Transaction, the Company may amend the severance provisions of the employment agreements of the individuals whose names appear on Schedule 7.2(f), in accordance with the terms and conditions set forth in such Schedule;

                  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof;

                  (h) make any Tax election or settle or compromise any United States federal, state, local or non-U.S. Tax liability;

                  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents or incurred in the ordinary course of business and consistent with past practice or incurred in connection with this Agreement and the transactions contemplated hereby;

                  (j) enter into, modify, terminate, allow to expire or renew any contract, agreement or arrangement, whether or not in writing, for the licensing of any Company Intellectual Property Assets or Third Party Intellectual Property Assets; or

                  (k) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 7.2(A) THROUGH (J) above, or any action which would reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         Additionally, the Company shall use its commercially reasonable efforts to obtain any and all written consents of customers which, pursuant to the terms of any contracts, agreements or arrangements with such customers, are required to prevent the termination of such contracts, agreements or arrangements in connection with, or as a result of, the transactions contemplated by this Agreement, except if and insofar as the failure to obtain such consents would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         7.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Closing Date, the Company shall, and shall cause its subsidiaries to, afford Parent and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, executive officers, Contracts and Other Agreements, books and records of the Company and its subsidiaries and shall exert its commercially reasonable efforts to promptly deliver or make available to Parent information concerning the business, properties, assets and personnel of the Company and its subsidiaries as Parent may from time to time reasonably request solely for the purposes of performing, satisfying and monitoring the performance and satisfaction of the terms and conditions of this Agreement. In connection therewith, Parent and Merger Sub shall maintain confidentiality pursuant to the Confidentiality Agreement dated May 23, 2001 (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect and is incorporated herein by reference.

         7.4 NO SOLICITATION. (a) Neither the Company nor any Seller nor any of their respective subsidiaries, nor any of their respective officers, directors, employees or representatives, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than

Parent and Merger Sub or any affiliate, associate or designee of Parent or Merger Sub) concerning any proposal (an "ACQUISITION PROPOSAL") that if consummated would constitute an Alternative Transaction. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those of the Confidentiality Agreement or (ii) subject to compliance with the other terms of this SECTION 7.4, considering and negotiating a bona fide Acquisition Proposal; PROVIDED, HOWEVER, that, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Paul Weiss Rifkind Wharton & Garrison) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

                  (a) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in SECTION 7.4(A). The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

                  (b) For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the

Company or any Company Significant Subsidiary, other than the transactions contemplated by this Agreement.

                  (c) Unless this Agreement is terminated in accordance with its terms, the Company and the Board of Directors of the Company shall not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction.

                  (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

                  (e) The Company and each Seller shall ensure that the officers and directors of the Company and the Company's subsidiaries and any investment banker or other advisor or representative retained by the Company or by such Seller, as the case may be, is aware of the restrictions described in this SECTION 7.4. It is understood that any violation of the restrictions set forth in this SECTION 7.4 by any officer or director of the Company or its subsidiaries or of a Seller, as the case may be, by any investment banker, attorney or other advisor or representative of the Company or a Seller, as the case may be, retained in connection with this Agreement and the Contemplated Transactions or by any other advisor or representative of the Company or a Seller at the direction or with the consent of the Company or such Seller, as the case may be, shall be deemed to be a breach of this SECTION 7.4 by the Company or the respective Seller, as the case may be.

                  (f) Nothing contained in this SECTION 7.4 shall prohibit the Company from taking and disclosing to its shareholders a position, to the extent required by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to its shareholders required by applicable law, rule or regulation of the SEC, the New York Stock Exchange or the National Association of Securities Dealers.

         7.5 OTTPPB CERTIFICATE. The Company undertakes for the benefit of OTTPPB that the Company shall provide on or prior to the Closing Date, the certificate referred to in SECTION 9.2(J).

                                    ARTICLE 8

                                OTHER AGREEMENTS

         8.1      REASONABLE EFFORTS; ADDITIONAL ACTIONS.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. By way of amplification and not limitation, each of the Company, the Sellers and Parent agrees to use its reasonable best efforts (and Parent agrees to cause Guarantor to use its reasonable best efforts) to obtain and to cooperate with each other in order to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-U.S. governmental and regulatory rulings and approvals), and the Company, the Sellers and Parent agree to make (and Parent agrees to cause Guarantor to make) as promptly as practicable all filings (including, without limitation, all filings with United States and non-U.S. governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, the Sellers and Parent and the consummation by them of the Contemplated Transactions. The foregoing covenant shall not include any obligation by Guarantor or any of its subsidiaries to agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) that are, in the aggregate, material to the Company or to the absorbent personal care product business of Guarantor.

                  (b) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                  (c) The Company shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws, except where the failure to so comply will not materially affect the right to use or enjoy any applicable property after the Effective Time. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission. Parent shall provide, and shall cause Guarantor to provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

                  (d) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         8.2 NOTIFICATION OF CERTAIN MATTERS. The Company shall give notice to Parent, and Parent and Merger Sub shall give notice to the Company, promptly upon becoming aware of (i) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or will cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 8.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED FURTHER that failure to give such notice shall not be treated as a breach of covenant for purposes of SECTION 10.1(E) unless the failure to give such notice results in material prejudice to the other party.

         8.3 PUBLIC ANNOUNCEMENTS. The Company, Parent and PTB Acquisition in its capacity as the representative of the Sellers (each, a "party") shall consult with each other before issuing any press release or making any written public statement with respect to this Agreement or the Contemplated Transactions, and no party to the Agreement shall issue or cause to be issued any such press release or make or cause to be made any such public statement without the prior consent of each party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of any other party, issue such press release or make such public statement as may upon the advice of counsel be required by law (including, without limitation, the Exchange Act and the Securities Act) or the rules and regulations of the New York Stock Exchange, the National Association of Securities Dealers or the Securities and Exchange Commission if it has used all reasonable efforts to consult with the other parties.

         8.4 INDEMNIFICATION AND INSURANCE. (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain all the provisions with respect to indemnification set forth in the Company Charter Documents on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

                  (a) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's certificate of incorporation or by-laws, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the Contemplated Transactions or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; PROVIDED that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law; and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict (as reasonably determined by such Indemnified Party's counsel) on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

                  (b) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "COVERED PERSONS") with the Company's directors and officers existing at or before the Effective Time, provided that they have not been entered into in violation of the terms of this Agreement.

                  (c) In addition, Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (d) This SECTION 8.4 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons. From and after the Effective Date, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this SECTION 8.4.

         8.5 ACCOUNTANT'S LETTER. Upon reasonable notice from the other, the Company shall use its reasonable efforts to cause Ernst & Young LLP to deliver to Parent a letter covering such matters as are reasonably requested by Parent and as are customarily addressed in accountants' "comfort letters."

         8.6 OBLIGATIONS OF MERGER SUB. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         8.7      EMPLOYEE MATTERS.

                  (a) From the Effective Time through June 30, 2002 (the "BENEFITS CONTINUATION PERIOD"), the Surviving Corporation shall provide each person who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (a "COMPANY EMPLOYEE") with salary and employee benefits that are comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time, PROVIDED, HOWEVER, subject to applicable law, contractual restrictions and the last sentence of this SECTION 8.7(A), that the Surviving Corporation shall have the right to amend any Company Employee Plans, including without limitation, any retiree welfare benefit plans or pension benefit plans, in effect as of the Effective Time (provided that employee benefits remain comparable as described above). Prior to the Closing Date the Company may amend the Paragon Trade Brands, Inc. Severance Plan with the approval of Parent. During the Benefits Continuation Period, Parent shall cause the Surviving Corporation to maintain severance plans, policies and programs for the benefit of each Company Employee that are at least as favorable as the plans, policies and programs applicable to such employees immediately prior to the Effective Time, without amendment or modification adverse to any such employee. Notwithstanding anything in this Agreement to the contrary, for one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to maintain the Paragon Trade Brands, Inc. Severance Plan as in existence immediately prior to the Closing Date without amendment or modification adverse to any participant therein.

                  (b) After the Benefits Continuation Period Parent shall, or shall cause the Surviving Corporation to provide the Company Employees with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of Parent. For the avoidance of doubt, it is understood that the Surviving Corporation shall have no obligation to provide Company Employees with post-termination welfare or pension benefits, except to the extent required by applicable law or contractual agreement.

                  (c) With respect to the benefits provided pursuant to this SECTION 8.7, Parent shall take all necessary actions, or shall cause the Surviving Corporation to take all necessary actions, to provide that (i) service accrued by Company Employees during employment with the Company and its subsidiaries (including any predecessor entity) prior to the Effective Time shall be recognized for all purposes, except for benefit accruals with respect to defined benefit pension plans, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Employee Plan during the applicable period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans in which any Company Employee becomes entitled to participate.

                  (d) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms all benefits and obligations under the Company Employee Plans and consulting agreements, including without limitation each employment, retirement, severance and change in control agreement, plan or arrangement, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of Parent); PROVIDED, HOWEVER, that it is the understanding of the parties hereto that the aforementioned agreements, plans and arrangements do not provide duplicative benefits and that other than the last sentence of
SECTION 8.7(A) or as otherwise provided herein, nothing herein shall prevent the Surviving Corporation or any other subsidiary of Guarantor from amending or modifying any employee benefit plan, program or arrangement in any respect in accordance with its terms or, subject to the terms of the Company Employee Plans (as so amended or modified, if applicable), terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person, except in any such case as precluded by law or the terms of a Company Employee Plan.

                  (e)      It is expressly agreed that the provisions of this
SECTION 8.7 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employees.

                  (f) The Company represents and warrants as of the date hereof that it has amended its 401(k) savings plan and any other Company Employee Plan which permits participants to elect to invest in stock of the Company, where necessary, to preclude any additional purchases of stock of the Company and the Company has communicated this amendment to the participants in such plans. Furthermore, between the date of such amendment and the Effective Time, the Company shall not have amended or amend its 401(k) savings plan or any other Company Employee Plan in any way that would make any representation contained in the immediately preceding sentence false if made as of any time between the date thereof and the Effective Time.

                  (g) If the Closing shall occur prior to March 1, 2002, and the fiscal 2001 bonuses earned under the Company's Performance Incentive Plan as in effect immediately prior to the Effective Time (the "BONUS PLAN") have not been paid at the time of the Closing, then following the Closing Date, but no later than March 1, 2002, Parent shall pay, or cause the Surviving Corporation to pay, to Company Employees their fiscal 2001 bonuses earned under the Bonus Plan (the date of such payment is referred to herein as the "2001 BONUS PAYMENT DATE"). Further, with respect to any Company Employee whose employment is terminated following the end of the 2001 fiscal year and prior to the 2001 Bonus Payment Date, Parent shall pay, or shall cause the Surviving Corporation to pay, to such Company Employee, if the bonus has not already been paid, on or before the 2001 Bonus Payment Date a bonus for the 2001 fiscal year equal to the bonus that such Company Employee would have received under the Bonus Plan if not for such termination of employment. Notwithstanding the above, the Company shall pay to Michael T. Riordan on or prior to December 31, 2001 an amount in cash equal to $900,000, in satisfaction of Mr. Riordan's bonus under the Bonus Plan for fiscal year 2001.

         8.8 WARRANTS. Following the Effective Time, and within the period specified by the Warrant Agreement, Parent and Merger Sub shall cause the Surviving Corporation to (i) call all of the outstanding Warrants issued under the Warrant Agreement in accordance with the terms of Article 3 of the Warrant Agreement, and (ii) pay the Call Price (calculated as set forth in the Warrant Agreement and using the Per Share Price as the Current Market Price (as defined in the Warrant Agreement)) to the holders of such outstanding Warrants as required under the terms of the Warrant Agreement. This SECTION 8.8 is intended to benefit, and may be enforced by, the holders of Warrants issued under the Warrant Agreement event though such holders are not party to this Agreement.

         8.9 CERTAIN EMPLOYEES. The Company shall use commercially reasonable efforts to assist Parent in negotiating an arrangement reasonably acceptable to Parent regarding the transfer of employees presently working in the Company's manufacturing facility in Tijuana, Mexico to Paragon-Mabesa International, S.A. de C.V. ("PMI") subsequent to the Company's acquisition of the entire equity interest in PMI.

         8.10 SAP SETTLEMENT AGREEMENTS. The Company shall use commercially reasonable efforts to obtain any consents or approval required or convenient in respect of the SAP Settlement Agreements or any other contract between the Company (or any of its subsidiaries) and The Procter & Gamble Company or between the Company (or any of its subsidiaries) and Kimberly-Clark Corporation or Kimberly-Clark Worldwide; PROVIDED, HOWEVER, that, notwithstanding any provision in this Agreement to the contrary, the failure to obtain any such consent or approval (despite the exercise of such efforts as are required hereby) shall not constitute, or be deemed to constitute, a breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure to satisfy any condition contained in ARTICLE 9 of this Agreement.

                                    ARTICLE 9

                                   CONDITIONS

         9.1 CONDITIONS TO CLOSING OF SALE TRANSACTION OBLIGATIONS. The respective obligations of each party to consummate the Sale Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) No Legal Requirements shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits or prevents the consummation of the Sale Transaction or the Merger;

                  (b) Any waiting period applicable to the consummation of the Sale Transaction and the Merger under the HSR Act shall have expired or been terminated and all clearances and approvals required to be obtained in respect of the Contemplated Transactions under any Non-U.S. Monopoly Laws shall have been obtained, or any applicable waiting period under any such laws shall have expired or been terminated, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Guarantor or Guarantor's absorbent personal care product business; and

                  (c) There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any Governmental Entity or before any Governmental Entity or court of competent jurisdiction, United States or non-United States, that is reasonably to be expected to result in an order, (i) preventing consummation of the Merger, (ii) prohibiting or limiting Parent from exercising all material rights and privileges pertaining to (A) its ownership of the Surviving Corporation or (B) the ownership or operation by Guarantor or any of its subsidiaries of all or a material portion, in the aggregate, of the business or assets of the Surviving Corporation and its subsidiaries, (iii) compelling Guarantor or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of, hold separate or license assets which are material, in the aggregate, to Guarantor's absorbent personal care product business or, in the case of the Surviving Corporation and its subsidiaries, to the Company, or (iv) imposing any liability on the Company as a result of the Contemplated Transactions or the transactions contemplated by this Agreement, which if borne by the Company would reasonably be expected to have a Material Adverse Effect.

         9.2 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB. The obligation of Parent and Merger Sub to consummate the Sale Transaction shall be subject to the fulfillment at the Closing Date of the following additional conditions, any one or more of which may be waived by Parent and Merger Sub:

                  (a) The Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

                  (b) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties expressly stated to relate to a specific date, in which case the failure of such representations and warranties to be true and correct in all material respects as of such earlier date);

                  For purposes of SECTION 9.2(B):

                  (x) all representations and warranties shall be interpreted without giving effect to the words "materially" or "material" or to any qualification based on such terms or based on the defined term "Material Adverse Effect";

                  (y) any representations and warranties (other than those contained in SECTIONS 5.3(A), 5.4, AND 5.25) shall be deemed untrue where the failure of such representations and warranties to be true and correct would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

                  (z) any representations and warranties contained in SECTIONS 5.3(A), 5.4, AND 5.25 shall be deemed untrue if such representation and warranty shall fail to be true and correct in all material respects;

                  (c) The Company shall have delivered to Parent and Merger Sub a certificate, in form and substance reasonably satisfactory to Parent and Merger Sub, signed by an executive officer thereof, dated the Closing Date, certifying as to the matters set forth in SECTIONS 9.2(A) AND 9.2(B);

                  (d) The Company shall have delivered to Parent and Merger Sub a certificate, in form and substance reasonably satisfactory to Parent, signed by an executive officer of the Company, dated the Closing Date, certifying that full and complete copies of the following are attached thereto: minutes of the Board of Directors of the Company (or unanimous written consents in lieu thereof) authorizing and approving this Agreement and the Contemplated Transactions, copies of the Certificate of Incorporation and By-laws of the Company as in effect on the date thereof, and such other documents or instruments as Parent may reasonably request in writing not less than two days prior to the Closing Date to carry out the intent and purpose of this Agreement;

                  (e) Each Seller shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

                  (f) The representations and warranties of each Seller contained in ARTICLE 4 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in SECTION 4.2(A) shall be true in all respects;

                  (g) Each Seller shall have delivered to Merger Sub and each other Seller a certificate, signed by an executive officer of such Seller, in form and substance reasonably satisfactory to Merger Sub, dated the Closing Date, certifying as to the matters set forth in SECTIONS 9.2(E) AND 9.2(F);

                  (h) Each Seller other than OTTPPB shall have delivered to Parent and Merger Sub a certificate, in form and substance reasonably satisfactory to Parent, signed by an executive officer of such Seller, dated the Closing Date, certifying that full and complete copies of the following are attached thereto: minutes of the Board of Directors or analogous governing body of such Seller (or unanimous written consents in lieu thereof) authorizing and approving this Agreement and the Contemplated Transactions, copies of the certificate of incorporation and by-laws or analogous organizational documents of such Seller as in effect on the date thereof, and such other documents or instruments as Parent may reasonably request in writing not less than two days prior to the Closing Date to carry out the intent and purpose of this Agreement;

                  (i) Immediately prior to the Closing, the Seller Shares shall constitute in excess of 90% of the outstanding shares of Common Stock;

                  (j) Parent shall have received a certificate of the Company, in the form and manner prescribed by Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3), that the shares of Common Stock of the Company owned by OTTPPB are not U.S. real property interests within the meaning of such regulations; and

                  (k) Provisions shall have been made on terms and conditions reasonably satisfactory to Parent such that each of the following, relating to the Company's interests in the Joint Ventures, shall be satisfied:

                           (i) At or prior to the Closing, the Company shall have acquired the entire equity interest in PMI and shall have disposed of its interest in Grupo P.I. Mabe, S.A. de C.V. ("MABESA"), the Mabesa Documents shall have been terminated and the Company shall have no further liability or obligation under the Mabesa Documents, except as provided herein or in Schedule 9.2(k);

                           (ii) At or prior to the Closing, the Company shall have disposed of its entire interest in Stronger Corporation S.A. ("STRONGER"), the Stronger Shareholder Agreement shall have been terminated and the Company shall have no further liability or obligation, or shall be indemnified from all further liability and obligation, arising under the Stronger Documents, except as provided herein or in Schedule 9.2(k);

                           (iii) At or prior to the Closing, the Company shall have disposed of its entire interest in Goodbaby Paragon Hygienic Products Co. Ltd. ("GOODBABY"), the Goodbaby Documents shall have been amended so as not to include the Company as a party and the Company shall have no further liability or obligation arising under the Goodbaby Documents, except as provided herein or in Schedule 9.2(k);

                           (iv) Following the Closing, the Company shall be subject to no restriction on its business arising out of the Mabesa Documents or the Stronger Documents, except that for a period of one
         (1) year from the closing under the Agreement, the Company, PTB International, Inc. ("PTBI") and their affiliates may be precluded from producing baby diapers or training pants in any facility currently owned or operated by the Company in the United States or in the facility owned by PMI in Tijuana, Mexico for sale in (or export and sale to) Mexico or the Caribbean (including Puerto Rico), Central America and South America subject to the exceptions set forth in
         Schedule 9.2(k)(iv);

                           (v) Following the Closing, the Company shall be subject to no restriction on its business arising out of the Goodbaby Documents, except that the Company and its affiliates may be precluded from selling baby diapers or training pants in the Peoples Republic of China originating from any facility owned by the Company on the date of this Agreement for a period of up to one year from the Closing Date;

                           (vi) The Operating Agreement, dated as of March 14, 1997, between PMI and Zapata del Norte, S.A. de C.V. ("ZAPATA") providing for the operation of the Company's manufacturing facility in Tijuana, Mexico shall continue in force and effect following the Closing in accordance with its existing terms, other than for such commercially reasonable changes as shall be approved by Parent (including pursuant to SECTION 8.9), notwithstanding the Company's acquisition of the entire equity interest in PMI; and

                           (vii) The Lease Agreement, dated as of March 14, 1997, between PMI and Zapata, providing for the lease to Zapata of a portion of the Company's manufacturing facility in Tijuana, Mexico shall continue in force and effect following the Closing in accordance with its existing terms, other than for such commercially reasonable changes as shall be approved by Parent, notwithstanding the Company's acquisition of the entire equity interest in PMI.

         9.3 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligation of Sellers to consummate the Sale Transaction shall be subject to the fulfillment at the Closing Date of the following additional conditions, any one or more of which may be waived by Sellers (acting unanimously):

                  (a) Parent and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by them under this Agreement on or prior to the Closing Date;

                  (b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in SECTION 6.6 shall be true in all respects;

                  (c) Each of Parent and Merger Sub shall have delivered to Sellers and to the Company a certificate, in form and substance reasonably satisfactory to Sellers, signed by an executive officer thereof, dated the Closing Date, certifying as to the matters set forth in SECTIONS 9.3(A) AND 9.3(B);

                  (d) Each of Parent and Merger Sub shall have delivered to each of the Sellers and to the Company a certificate, in form and substance reasonably satisfactory to the Company, signed by an executive officer thereof, dated the Closing Date, certifying that full and complete copies of the following are attached thereto: minutes of the Board of Directors and, if applicable, stockholders thereof (or unanimous written consents of the Board of Directors and stockholders in lieu thereof) authorizing and approving this Agreement and the Contemplated Transactions, copies of the Certificate of Incorporation and By-laws thereof as in effect on the date thereof, and such other documents or instruments as the Company may reasonably request in writing not less than two days prior to the Closing Date to carry out the intent and purpose of this Agreement; and

                  (e) Merger Sub shall have duly provided to Sellers and the Company a copy of the Certificate of Ownership and Merger to be filed by Merger Sub with the Secretary of State of Delaware at the Effective Time (the "DEFINITIVE CERTIFICATE OF MERGER"), which

Definitive Certificate of Merger may be undated, but otherwise complete and final in all respects, and such Definitive Certificate of Merger shall be in form and substance consistent with the terms of this Agreement and reasonably satisfactory to Sellers and the Company.

         9.4 CONDITIONS TO CONSUMMATION OF THE MERGER. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a)      The Sale Transaction shall have been consummated; and

                  (b) Subsequent to the Closing Date, but prior to the Effective Time, no Legal Requirements shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits or prevents the consummation of the Merger.

                                   ARTICLE 10

                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing
Date:

                  (a)      By the mutual written consent of all parties hereto;

                  (b)      By Parent, Merger Sub, Sellers or the Company:

                           (i) if a court of competent jurisdiction or other Governmental Entity of the United States shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Sale Transaction or the Merger and such Order or other action shall have become final and nonappealable; or

                           (ii) if the Closing Date shall not have occurred on or before July 1, 2002 (the "TERMINAL DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 10.1(B)(II) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) By Parent or Merger Sub, if the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval of this Agreement or the Merger in a manner adverse to Parent or Merger Sub,
(ii) approve or recommend to the shareholders of the Company an Acquisition Proposal or Alternative Transaction or (iii) approve or recommend that the shareholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction; or (y) take any position or make any disclosures to the Company's shareholders which has the effect of any of the foregoing except to the extent provided for in SECTION 7.4(F);

                  (d) By Parent or Merger Sub, if any representation or warranty of the Company or any Seller (collectively, the "SELLING PARTIES") set forth in this Agreement shall be untrue such that the conditions set forth in
SECTION 9.2(B) OR 9.2(F) would not be satisfied, or by the Company, if any representation or warranty of Parent and Merger Sub set forth in this Agreement shall be untrue such that the conditions set forth in SECTION 9.3(B) would not be satisfied (in either case, a "TERMINATING MISREPRESENTATION"); PROVIDED THAT if such Terminating Misrepresentation is curable prior to the Terminal Date by the Selling Parties or Parent and Merger Sub, as the case may be, through the exercise of their reasonable best efforts neither Parent and Merger Sub nor the Company, respectively, may terminate this Agreement under this SECTION 10.1(D) prior to the Terminal Date except upon not less than five (5) Business Days' prior notice and thereafter for so long as the Selling Parties or Parent and Merger Sub, as the case may be, continue to exercise such reasonable best efforts; or

                  (e) By Parent and Merger Sub upon a breach of any covenant or agreement on the part of any Selling Party set forth in this Agreement such that the conditions set forth in SECTION 9.2(A) OR 9.2(E) would not be satisfied, or by the Company upon a breach of any covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in SECTION 9.3(A) would not be satisfied (a "TERMINATING BREACH"); PROVIDED THAT, except for any breach of the Company's obligations under SECTIONS 7.4 or any breach of any Seller's obligations under SECTIONS 7.1(D) OR 7.1(E), if such Terminating Breach is curable prior to the Terminal Date, by the Selling Parties or Parent and Merger Sub, as the case may be, through the exercise of their reasonable best efforts, neither Parent and Merger Sub nor the Company, respectively, may terminate this Agreement under this
SECTION 10.1(E) prior to the Terminal Date except upon not less than five (5) Business Days' prior notice and thereafter for so long as the Selling Parties or Parent and Merger Sub, as the case may be, continues to exercise such reasonable best efforts.

         10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, partners, members or stockholders. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any willful breach hereof or willful misrepresentation herein.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this SECTION 11.1:

                  (a) "AFFILIATE," with respect to any person, shall mean any person directly or indirectly controlling, controlled by or under common control with such person.

                  (b) "BUSINESS DAY" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to be closed.

                  (c) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                  (d) "GOODBABY DOCUMENTS" shall mean the following documents: (i) the Transfer of Technology and Licensing Contract dated December 31, 1997 between the Company and Goodbaby Paragon Hygienic Products Co. Ltd., and (ii) the Joint Venture Contract dated December 20, 1997 among Goodbaby Group Co., the Company and First Shanghai Hygienic Products Limited for the establishment of Goodbaby Paragon Hygienic Products Co. Ltd.

                  (e) "JOINT VENTURES" shall mean Mabesa, Paragon-Mabesa International, Inc., Stronger Corporation S.A., and Goodbaby Paragon Hygienic Products Co. Ltd. (and their respective subsidiaries).

                  (f) "KNOWLEDGE" means, with respect to any matter in question, that the executive officers, or the responsible employee having primary or substantial oversight responsibility for the matter (the "RESPONSIBLE EMPLOYEES"), of the Company, Acquiror or Guarantor, as the case may be, have or at any time had actual knowledge of such matter. The Responsible Employees of the Company for the matters that are the subject of certain Sections of this Agreement are as set forth on Schedule 11.1(f).

                  (g) "LIENS" means any liens, claims, charges, pledges, encumbrances or security interests.

                  (h) "MABESA DOCUMENTS" shall mean the following documents: (i) the Framework Agreement dated January 31, 2001 by and among Mr. Gilberto Marin Quintero ("MARIN"), the Company, PTBI, and certain other parties;
(ii) the Option Purchase Agreement dated March 15, 2001 by and among Marin, PTBI and the Company; (iii) the Investment Agreement dated January 26, 1996 by and among Marin, Mabesa, the Company and PTBI; (iv) the Technology License Agreement dated January 26, 1996 by and between Mabesa and the Company; (v) the Put and Call Option Agreement for Grupo Mabe Shares dated January 26, 1996 between Marin, Pragon Trade Brands, Inc., PTBI and Mabesa; and (vi) the Joint Venture Agreement, dated January 26, 1996, by and among Marin, the Company and PTBI.

                  (i) "MATERIAL ADVERSE EFFECT" means any change, effect, development or circumstance that (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries taken as a whole, excluding any change, effect, development or circumstance to the extent related to (A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which the Company conducts business or (C) this Agreement, the announcement hereof and the Contemplated Transactions; or (ii) materially adversely affects the ability of the Company or any Seller timely to perform the obligations under this Agreement or consummate the Contemplated Transactions.

                  (j) "PERSON" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (k) "STRONGER DOCUMENTS" shall mean the following documents: (i) the Framework Agreement dated January 31, 2001 by and among Marin, the Company, PTBI, and certain other parties; (ii) the Shareholder Agreement dated as of August 26, 1997 by and between PTBI and Euro American 2000 Trust as to Stronger (the "STRONGER SHAREHOLDER AGREEMENT"); (iii) the Stock Purchase Agreement dated August 26, 1997 by and among Mr. Mario Walter Garcia, Mr. Juan Carlos Marshall and Financeria Inversora Dresdner S.A. and Cerro Moteado and Stronger Corporation S.A. and PTBI and Euro American 2000 Trust; and
(iv) the Shareholders Agreement of Serenity S.A. dated August 26, 1997.

                  (l) "SUBSIDIARY," with respect to any person, shall mean any corporation, partnership, joint venture, limited liability company or other legal entity of which such person (either alone or through or together with any other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or analogous governing body of such corporation or other legal entity.

         When reference is made in this Agreement to the Company, Parent or Guarantor, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

         In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation" and (iv) any reference herein to a Section, Article or Schedule refers to a Section or Article of or a Schedule to this Agreement, unless otherwise stated.

         11.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

         11.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Sub, on the one hand, or the Company or Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent and Merger Sub (in the case of a failure by the Company or a Seller) or the Company and Sellers (in the case of a failure by Parent or Merger
Sub), only by a written instrument signed by the parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 11.3.

         11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or on the next Business Day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent or Merger Sub, to:

                  Tyco Healthcare Retail Group, Inc.
                  c/o Tyco International (US) Inc.
                  One Tyco Park
                  Exeter, NH 03833
                  Attention:  President
                  Telecopier:  (603) 778-7700

         with a copy to:

                  Tyco International (US) Inc.
                  One Tyco Park
                  Exeter, NH 03833
                  Attention:  General Counsel
                  Telecopier:  (603) 778-7700

         and

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Abbe L. Dienstag, Esq.
                  Telecopier:  (212) 715-8000

         (b)      if to the Company, to:

                  Paragon Trade Brands, Inc.
                  180 Technology Parkway
                  Norcross, GA 30092
                  Attention:  General Counsel
                  Telecopier:  (679) 969-4959

         with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention:  Judith R. Thoyer, Esq.
                  Telecopier:  (212) 757-3990

         (c)      if to PTB Acquisition, to:

                  PTB Acquisition Company, LLC
                  c/o Wellspring Capital Management, LLC
                  620 Fifth Avenue
                  New York, NY 10020-1579
                  Attention:  David Mariano
                  Telecopier:  (212) 332-7575

         with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention:  Judith R. Thoyer, Esq.
                  Telecopier:  (212) 757-3990

         (d)      if to CIP, to:

                  Co-Investment Partners, L.P.
                  660 Madison Avenue, 23rd Floor
                  New York, NY 10021
                  Attention:  Christian A. Melhado
                  Telecopier: (212) 754-1494

         with a copy to:

                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Michael S. Nelson, Esq.
                  Telecopier:  (212) 715-8000

         (e)      if to OTTPPB, to:

                  Ontario Teachers Pension Plan Board
                  5650 Yonge Street, 5th Floor
                  Toronto, Ontario M2M 4H5
                  Canada
                  Attention:  Dean Metcalf
                  Telecopier:  (416) 730-5374

         with a copy to:

                  Cleary Gottlieb Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006-1470

                  Attention:  Filip Moerman, Esq.
                  Telecopier:  (212) 225-3999

         (f)      if to Citicorp, to:

                  Citicorp North America, Inc.
                  388 Greenwich St., 19th Floor
                  New York, New York  10013
                  Attention:  Shapleigh Smith
                  Telecopier:  (212) 793-1290

         with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention:  Douglas R. Urquhart, Esq.
                  Telecopier:  (212) 310-8007

         11.5 PAYMENTS. All payments made pursuant to this Agreement shall be in cash in the lawful currency of the United States of America, by wire transfer of immediately available funds.

         11.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, that the rights of Parent or Merger Sub may be transferred, in whole or in part, to any wholly owned subsidiary of Guarantor.

         11.7 EXPENSES. If this Agreement and the Contemplated Transactions are consummated, all fees, costs and expenses incurred by the Company (including the fees and expenses of SSB and all legal fees and expenses) shall be paid by the Surviving Corporation. If this Agreement is not consummated, Parent and Merger Sub, on the one hand, and Sellers and the Company, on the other hand, shall bear their respective fees, costs and expenses. Notwithstanding the foregoing, Parent and Merger Sub shall, whether or not the Merger is consummated, pay any filing fees required to be paid in connection with the HSR Act.

         11.8 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; SURVIVAL. (a) The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

                  (a) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to SECTION 10.1, except that the agreements set forth in
ARTICLE 3 and SECTION 8.4 and any other
agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in
SECTION 10.2 and this ARTICLE 11 shall survive termination indefinitely. If the Closing shall occur, the representations and warranties of the Sellers contained in SECTION 4.2 shall survive the Closing indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

         11.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         11.10 JURISDICTION. Each of the parties hereto submits to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

         11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         11.13 ENTIRE AGREEMENT. This Agreement and the Guarantor's Guarantee constitute the entire agreement and supersede all prior agreements and understandings (other than the Confidentiality Agreement), both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

         11.14 NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than SECTION 8.4 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and Section 8.8 (which is for the benefit of the holders of the Warrants and may be enforced by such holders), and other than the right of the stockholders of the Company to receive the Merger Consideration as provided in
ARTICLE 3 if, but only if, this Agreement has not been terminated in accordance with its terms and the conditions to the Merger shall be satisfied and not otherwise.

         11.15 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB, THE COMPANY AND THE SELLERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

         11.16 PERFORMANCE OF OBLIGATIONS. Unless otherwise previously performed, Parent shall cause each of Merger Sub and the Surviving Corporation to perform all of its obligations set forth in this Agreement and the Guarantor to perform all of its obligations under the Guarantee.








                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers or representatives as of the date first above written.

                                   TYCO HEALTHCARE RETAIL GROUP, INC.

                                   By:  /s/ Jeffrey D. Mattfolk
                                        ---------------------------------------
                                        Name:  Jeffrey D. Mattfolk
                                        Title: Senior Vice President


                                   TYCO HEALTHCARE ACQUISITION CORP.

                                   By:  /s/ Jeffrey D. Mattfolk
                                        ---------------------------------------
                                        Name:  Jeffrey D. Mattfolk
                                        Title: Senior Vice President


                                   PARAGON TRADE BRANDS, INC.

                                   By:  /s/ Michael T. Riordan
                                        ---------------------------------------
                                        Name:  Michael T. Riordan
                                        Title: Chairman and Chief Executive
                                               Officer


                                   PTB ACQUISITION COMPANY, LLC

                                   By:  /s/ David C. Mariano
                                        ---------------------------------------
                                        Name:  David C. Mariano
                                        Title: President and Treasurer


                                   CO-INVESTMENT PARTNERS, L.P.
                                   By:  CIP Partners, LLC, its general partner

                                   By:  /s/ Christian A. Melhado
                                        ---------------------------------------
                                        Name:  Christian A. Melhado
                                        Title: Managing Member


                                   ONTARIO TEACHERS PENSION PLAN BOARD

                                   By:  /s/ Dean Metcalf
                                        ---------------------------------------
                                        Name:  Dean Metcalf
                                        Title: Vice Presidnet


                                   CITICORP NORTH AMERICA, INC.

                                   By:  /s/ Shapleigh B. Smith
                                        ---------------------------------------
                                        Name:  Shapleigh B. Smith
                                        Title: Managing Director

                                    GUARANTEE

         Tyco International Ltd. ("GUARANTOR") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Parent and Merger Sub, and/or any of its permitted assigns, and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement by and among Tyco Healthcare Retail Group, Inc., Tyco Healthcare Acquisition Corp., Paragon Trade Brands, Inc., PTB Acquisition Company, LLC, Co-Investment Partners, L.P., Ontario Teachers Pension Plan Board and Citicorp North America, Inc. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Parent's and Merger Sub's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

         Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance by Guarantor, to proceed against Parent or Merger Sub or to pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Parent or Merger Sub.

         Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Parent and Merger Sub to adhere to each provision of the Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable such party to comply with its obligations under the Agreement.

         The provisions of Article 11 of the Agreement are incorporated herein, MUTATIS MUTANDIS, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Chief Corporate Counsel and Chief Financial Officer, Telecopy No. (441) 295-9647, Confirm No.
(441) 292-8674 (with a copy as provided therefor in Section 11.4(a) of the Agreement).

         All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

                                   TYCO INTERNATIONAL LTD.


                                   By:  /s/ Mark H. Swartz
                                        ---------------------------------------
                                   Name:    Mark H. Swartz
                                   Title:   Executive Vice President and Chief
                                            Financial Officer